Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genesis HealthCare Corporation:

We consent to the incorporation by reference in the registration statements (No. 333–111188, No. 333–111189, and No. 333–111190) on Form S-8 and (No. 333–126180) on Form S-3, as amended, of Genesis HealthCare Corporation of our reports dated December 13, 2006, with respect to the consolidated balance sheets of Genesis HealthCare Corporation and subsidiaries as of September 30, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 and the effectiveness of internal control over financial reporting as of September 30, 2006, which reports appear in the September 30, 2006 annual report on Form 10-K of Genesis HealthCare Corporation.

Our report on the consolidated financial statements and related financial statement schedule contains an explanatory paragraph that states that Genesis HealthCare Corporation adopted Statement of Financial Accounting Standards No. 123(R), Share Based Payment, and related interpretations on October 1, 2005 and also adopted Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, and recognized the impact of the adoption as a cumulative effect of an accounting change for the year ended September 30, 2006.

/s/ KPMG LLP
Philadelphia, Pennsylvania December 13, 2006